Exhibit 99.1

OneMain Financial Elects Andrew D. Macdonald to Board of Directors

New York, NY, March 17, 2025 - OneMain Financial, the leader in offering nonprime customers responsible access to credit, today announced that Andrew D. Macdonald was elected to its Board of Directors, effective immediately. Macdonald is the CEO of Consilio LLC, a global provider of legal technology solutions and enterprise legal services, including patented electronic discovery and risk management technology that empowers corporations and multinational law firms involved in investigations, regulatory reviews, litigation, and arbitration.

“We are delighted to welcome Andy to our Board,” said Doug Shulman, Chairman and CEO of OneMain. “He has built and sold multiple companies and has a long track record of identifying and realizing significant revenue, profitability and growth opportunities. He has consistently used technology and data science to drive successful business performance. I look forward to working together to advance our mission of improving the financial well-being of hardworking Americans.”

Macdonald has been the CEO of Consilio since 2012. Prior to Consilio, Macdonald was a founding member of the management team of First Advantage Corporation, a global provider of employment background screening, identity, and verification solutions, where he served from 2003 through 2011, including as President and CEO. From 2002 until 2003, he was President of Occupational Health Services at First American Financial Corporation, a title insurance protection and settlement services provider. Macdonald joined First American in 2002 through the acquisition of Employee Health Programs, where he served as President and CEO from 1990 until 2002.

Macdonald received a degree in Finance from Emory University, Goizueta Business School.

About OneMain Financial

OneMain Financial (NYSE: OMF) is the leader in offering nonprime customers responsible access to credit and is dedicated to improving the financial well-being of hardworking Americans. We empower our customers to solve today's problems and reach a better financial future through personalized solutions across 47 states, available online in in 1,300 locations. OneMain is committed to making a positive impact on the people and the communities we serve. For additional information, please visit www.OneMainFinancial.com.

Media Contact:
Kelly Ogburn 410-537-9028
kelly.ogburn@omf.com

Investor Contact:
Peter R. Poillon
212-359-2432
peter.poillon@omf.com

Source: OneMain Financial